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                                                                    Exhibit 99.1


Wind River Systems Inc. Acquires Objective Software Technology Ltd.: Investment Strengthens Wind River's Expertise in Object-Oriented Visualization Technology.


ALAMEDA, Calif. February 2, 1998 /Business Wire/ -- Wind River Systems Inc. (NASDAQ/NMS:WIND) announced today that it has acquired Objective Software Technology Limited (OST), based in Livingston, Scotland.

The acquisition is aimed at bringing the best object-oriented visualization technology to Wind River's customer base and expanding Wind River's innovative global engineering workforce.

Under the terms of the agreement, Wind River has acquired 100% of the stock of OST in a transaction to be accounted for as a purchase. As a result of the acquisition, Wind River expects to incur a one-time after tax charge of approximately $3.7 million in the fourth quarter of fiscal 1998, which ended on Jan. 31.

"The WindNavigator and Look! browsers, which are an important part of our visualization tools technology and which we currently resell from OST, will become an integrated part of Wind River's product line," said Ron Abelmann, president and chief executive officer of Wind River Systems. "OST's products and engineering talent complement Wind River's business goals and product strategy extremely well," continued Abelmann.

"This acquisition, and our recently-announced partnership with Network Computer, Inc., are very important strategic applications of the capital that Wind River has raised over the past year and a half. Our fourth quarter is progressing well and, excluding these charges, we expect our revenue and operating profit for the quarter to continue the excellent performance that we have experienced over the past 15 quarters."

OBJECTIVE SOFTWARE TECHNOLOGY LTD.
Based in Livingston, Scotland, Objective Software Technology Ltd. is the leading provider of runtime object visualization technology. Its principal product, Look!, was launched June 1993 and is the first commercial runtime visualization tool for C++ applications. It won Best New OT Product Award at Object World Boston in 1994. With Look!, developers can quickly understand and debug the runtime behavior of application code which either they or third parties have written.

WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc., an ISO 9001 registered company, is the leading provider of integrated software development tools for real-time embedded applications in the Internet, telecommunications, data communications, office automation, networking, computer peripherals, medical, automotive, industrial, aerospace and multimedia markets.

Through the industry's most comprehensive product line and customer support, Wind River enables customers to develop and reuse application software across a variety of products and platforms, shortening development cycles and improving time-to-market.

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Incorporated in 1983, Wind River is headquartered in Alameda.  Wind River reported revenues of $64 million in fiscal year 1997, a 45% increase from fiscal year 1996.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including but not limited to integration for new businesses, timely development, acceptance and pricing of new products, the impact of competitive products and pricing, and other risks detailed in the company's most recent SEC Form 10-K.
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